Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Arrangements to disclose portfolio holdings to service providers and fiduciaries” in the Statement of Additional Information and to the incorporation by reference of our report dated February 27, 2015 in this Registration Statement (Form N-1A Nos. 333-104218 and 811-21328) of SMA Relationship Trust.

/s/ ERNST & YOUNG LLP

New York, New York

April 29, 2015